Exhibit 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE ABERCROMBIE & FITCH CO.	)
SHAREHOLDER DERIVATIVE	)	Consol. C.A. No. 1077-N
LITIGATION	)

STIPULATION OF SETTLEMENT

     This Stipulation of Settlement (the “Stipulation”), dated as of April 8, 2005 and subject to the approval of the Court of the Chancery of the State of Delaware in and for New Castle County (the “Court”), is entered into by and among plaintiffs John O’Malley and Howard Rosen (“Plaintiffs”), defendants Michael S. Jeffries (“Jeffries”), Seth R. Johnson, John W. Kessler, Archie M. Griffin, Russell M. Gertmenian, Samuel N. Shahid, Jr., John A. Golden, Edward F. Limato, James B. Bachman, and Lauren J. Brisky (collectively, the “Individual Defendants”) and nominal defendant Abercrombie & Fitch Co. (“Abercrombie” or the “Company”).

STIPULATED FACTS

     WHEREAS:

     A. On February 8, 2005, Plaintiff John O’Malley filed a purported stockholder derivative action (the “O’Malley Action”) in this Court on behalf of Abercrombie, naming the Individual Defendants as defendants and Abercrombie as a nominal defendant.

     B. On February 9, 2005, Plaintiff Howard Rosen filed a purported stockholder derivative action (the “Rosen Action”) in this Court on behalf of Abercrombie, naming the Individual Defendants as defendants and Abercrombie as a nominal defendant.

     C. On February 14, 2005, in response to the filing of the O’Malley Action and the Rosen Action, the board of directors of the Company empowered a special committee (the “Special Committee”) consisting of independent directors James B. Bachman, Lauren J. Brisky, and Edward F. Limato, with exclusive authority for the purpose of arriving at such decisions and taking such actions with respect to the O’Malley Action, the Rosen Action, and any other related derivative action as the Special Committee deemed appropriate and in the best interests of the Company;

     D. On February 15, 2005, the Court entered an order consolidating the O’Malley Action and the Rosen Action into this action (the “Action”). The complaint in the O’Malley Action (the “Complaint”) was deemed the operative complaint in the Action.

     E. The principal allegations of the Complaint are that the Individual Defendants (i) improperly and in violation of their fiduciary duties approved the payment to Jeffries of excess and unwarranted compensation; (ii) engaged in corporate waste by approving payments to Jeffries in exchange for no consideration or consideration of such little value that no reasonable person would in good faith approve such payments; and/or (iii) breached their duty of disclosure by failing to adequately disclose the Company’s compensation philosophy or the nature of the compensation being provided to Jeffries. The Complaint also alleges that Jeffries was unjustly enriched by the retention of the aforementioned compensation.

     F. Plaintiffs claim the above-referenced allegations give rise to causes of action against the Individual Defendants for breaches of their fiduciary duties of care, loyalty and good faith, their duty of disclosure, and for waste of corporate assets. The Complaint also claims to give rise to a cause of action for unjust enrichment against Jeffries.

     G. Nominal defendant Abercrombie is a Delaware corporation with its principal executive offices located in New Albany, Ohio. Abercrombie is a leading specialty retailer encompassing four concepts: Abercrombie & Fitch, abercrombie, Hollister Co., and RUEHL. The merchandise is sold in retail stores throughout the United States and through catalogues.

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     H. On March 6, 2001, the Compensation Committee approved a compensation package for Jeffries including, among other provisions, increases in base pay and bonus opportunity, transportation perquisites, and a new Supplemental Executive Retirement Plan (“SERP”).

     I. On February 25, 2002, the Compensation Committee approved an increase in Jeffries’ base pay and the issuance to Jeffries of two million options to purchase Company stock scheduled to vest at the rate of 25% per year over a four year period.

     J. On January 20, 2003, on the recommendation of the Compensation Committee, the Board approved an Amended and Restated Employment Agreement for Jeffries (the “Employment Agreement”). Among other things, the Employment Agreement provided for: (i) a twelve million dollar ($12,000,000) “stay” bonus (the “Stay Bonus”) to be paid after termination of Jeffries’ employment so long as Jeffries remained employed in his present capacity until December 31, 2008; (ii) heightened benefits under the SERP; and (iii) a “Career Equity Award” vesting on December 31, 2008, so long as Jeffries remained employed through such date, consisting of one million (1,000,000) shares of restricted stock (the “Career Shares”).

     K. The Company and the Individual Defendants have denied, and continue to deny, any liability or wrongdoing with respect to any and all claims alleged in the Action or otherwise. Without conceding any infirmities in their defenses to the claims asserted in the Action, the Company and the Individual Defendants nevertheless consider it desirable that the Action be dismissed, subject to the terms and conditions herein, because the Settlement will eliminate the substantial burden, expense, inconvenience and distraction of litigation in the Action and will dispel any uncertainty that may exist as a result of the Action.

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     L. The Company, Individual Defendants and Plaintiffs have independently considered the terms of this Settlement and believe that settlement of the Action, subject to the terms herein, is desirable and in the best interests of the Company and its stockholders because of, among other things, the substantial expense and the risks of continued litigation in the Action and the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

     NOW THEREFORE IT IS HEREBY STIPULATED AND AGREED AS FOLLOWS, pursuant to Chancery Court Rule 23.1, and subject to the approval of the Court,

SETTLEMENT CONSIDERATION

     1. Within forty-five (45) days following Final Approval, Jeffries and the Company shall amend Jeffries’ Employment Agreement to provide as follows:

            a. The aggregate amount of the Stay Bonus provided under Section 6(b) of the Employment Agreement shall be reduced from twelve million dollars ($12,000,000) to six million dollars ($6,000,000). Jeffries shall receive the entire Stay Bonus pursuant to Section 6(b) if and only if the Company achieves cumulative growth in earnings per share (“EPS”) from February 1, 2005 through January 31, 2009 (the “Performance Period”) of 13.5% (the “Earnings Target”), which equates to $12.70 over the entire Performance Period. Jeffries shall receive 50% of the Stay Bonus pursuant to Section 6(b) if and only if the Company achieves cumulative growth in EPS of at least 10.5% (the “Earnings Threshold Target”), which equates to $11.83 over the entire Performance Period. Achievement of cumulative growth in EPS between the Earnings Threshold Target and the Earnings Target over the Performance Period will entitle Jeffries to a payment based on the following formula: $3 million + ((Actual Cumulative EPS over the Performance Period — Earnings Threshold Target) / (Earnings Target — Earnings Threshold Target) X $3 million). If the Company does not achieve the Earnings

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Threshold Target over the Performance Period, then Jeffries shall not receive any portion of the Stay Bonus, except pursuant to section 10 of the Employment Agreement, as amended in the manner set forth below. In determining whether the Company meets the Earnings Target and/or the Earnings Threshold Target, the following considerations shall apply: (i) appropriate adjustments shall be made to account for any increases or decreases in the number of outstanding shares during the Performance Period; (ii) the Company’s EPS during the Performance Period shall be calculated without including the effects of any one-time or extraordinary charges; and (iii) appropriate adjustments shall be made to account for the effects of FAS 123(R) on EPS. Sections 10(a)(ii), 10(c)(vi), 10(d)(v) and 10(e)(v) of the Employment Agreement shall be amended to reduce the amount of the Stay Bonus payable thereunder to six million dollars ($6,000,000). Section 10(b)(vii) of the Employment Agreement shall be amended to provide that the amount of the Stay Bonus payable thereunder shall be six million dollars ($6,000,000) multiplied by the fraction obtained by dividing (1) the number of months of service completed by Jeffries from January 1, 2005 through the termination of employment by (2) 48; provided, however, that if Jeffries’ employment is terminated without Cause (as that term is used in the Employment Agreement) pursuant to Section 10(b)(vii) after December 31, 2006, he shall be entitled, in the alternative and at his option, to that portion of the full Stay Bonus that he would receive if he had remained employed through December 31, 2008 and if the Company’s cumulative EPS growth at the end of the Performance Period bore the same relationship to the Earnings Target at the end of the Performance Period as the relationship between its cumulative EPS growth and the Earnings Target as of the end of the completed fiscal quarter closest to the termination date. Sections 10(b)(vii) and 10(d)(v) of the Employment Agreement shall be amended to provide that the Stay Bonus shall be payable on March 31 immediately following the

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date on which Jeffries’ employment terminates or as soon as administratively practicable thereafter, but not later than March 31, 2009.

            b. Notwithstanding Section 5 of the Employment Agreement, Jeffries shall not receive any award of Company stock options during calendar years 2005 and 2006, and beginning in calendar year 2007, Jeffries shall be entitled to receive stock options only in the discretion of the Compensation Committee.

            c. Jeffries shall hold the Career Shares awarded under Section 4(b) of the Employment Agreement and shall not sell, pledge, hypothecate, or otherwise dispose of the Career Shares until the trading day on the New York Stock Exchange that next follows the one year anniversary of the date on which he ceases to be an executive officer of the Company (the “Career Shares Holding Period”).

            d. Jeffries shall hold one half of the Profit Shares received from the first one million (1,000,000) stock options exercised following the execution of this Stipulation and shall not sell, pledge, hypothecate, or otherwise dispose of the Profit Shares until the expiration of the Career Shares Holding Period. For purposes of this provision, “Profit Shares” shall mean the number of shares determined by dividing (A) the excess of (i) the aggregate market value of the shares acquired upon such exercise over (ii) the aggregate purchase price of the shares plus applicable tax withholding by (B) the market value of one share on the date of exercise.

     2. The Special Committee shall recommend to the full Board of Directors that the Company take the following actions, and the Company shall use its best efforts to take each of the following actions, subject to the exercise by the members of the Board of Directors of their fiduciary duties as directors:

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            a. Not later than the one year anniversary of Final Approval, the Company shall have conducted a full review of the Company’s corporate governance practices and procedures, which shall include but may not be limited to a review of the committee structure used by the Board of Directors, the composition of the committees, the responsibilities and authority of the committees, and the use of outside advisors.

            b. Not later than the one year anniversary of Final Approval, at least a majority of the members of the Compensation Committee shall be directors who (i) have no business or professional relationships relating to the Company that would require disclosure under Section 404 of Regulation SK and (ii) were not members of the Compensation Committee at the time of the events giving rise to the Action.

            c. Not later than the one year anniversary of Final Approval, the Compensation Committee shall have retained independent counsel and an independent compensation expert.

            d. Not later than the one year anniversary of Final Approval, the Company shall have adopted FAS 123® providing for the expensing of stock option compensation.

            e. At least one current director who does not meet the New York Stock Exchange standards for director independence shall not be nominated for re-election in connection with the Company’s 2005 annual meeting.

            f. For a period of not less than five years, the Company shall not nominate for election to the Board or fill any vacancy on the Board with an individual who does not meet the New York Stock Exchange standards for director independence, provided, however, that this provision shall not prohibit the nomination for election to the Board of any member of

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the Board at the time of Final Approval and the Board may, notwithstanding the requirements of this provision, nominate no more than three people for election to the Board who are Company employees, officers, or members of Company management.

            g. The Company shall conduct a review of the disclosures regarding executive compensation to appear in the Company’s proxy statement for its 2005 Annual Meeting. Plaintiffs’ counsel shall be provided with an opportunity to review and comment on a draft of the disclosures.

RELEASE OF CLAIMS

     3. Upon Final Approval, all of the Settled Claims (as defined below) are completely, fully, finally and forever compromised, settled, released, discharged, extinguished and dismissed with prejudice, upon and subject to the terms and conditions set forth herein:

     4. For the purposes of this Stipulation:

            a. “Final Approval” means the point at which the Order and Final Judgment approving the Settlement (attached hereto as Exhibit C) becomes final and unappealable, whether by exhaustion of any possible appeal, lapse of time, writ of certiorari or otherwise.

            b. “Released Persons” means (i) the Company and its parent entities, predecessors, associates, general or limited partnerships, limited liability companies, affiliates, past and present subsidiaries, and each and all of their respective past, present or future officers, members, directors, stockholders, agents, representatives, employees, attorneys, financial or investment advisors, advisors, consultants, auditors, accountants, investment bankers, commercial bankers, trustees, engineers, agents, insurers, co-insurers and reinsurers; and (ii) the Individual Defendants and their respective heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, representatives, employees, attorneys,

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advisors, consultants, agents, estates, and administrators; in each instance, whether or not they were named, served with process or appeared in the Action.

            c. “Settled Claims” means all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of Plaintiffs, derivatively by any other past or present stockholder of the Company or the Company, or by their or its predecessors, successors or assigns (or any person claiming by, through, in the right of or on behalf of them or the Company by subrogation, assignment or otherwise), whether legal, equitable or any other type, which have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, practices, conduct, transactions, matters, acts, occurrences, statements, representations, misrepresentations or omissions, or any fees, expenses or costs incurred in prosecuting, defending or settling the Action, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, the Action or the subject matter of the Action, and including, without limitation, any claims in any way related to (i) the Settlement and this Stipulation, (ii) the fiduciary obligations of the Individual Defendants or Released Persons relating to or in connection with the allegations made in the Complaint, (iii) any disclosures or alleged misrepresentations or omissions that were made or allegedly not made by any of the Released

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Persons regarding the subject matter of the Action, the Settlement or any other matters described or alleged in the Complaint or this Stipulation, including, without limitation, all disclosure requirements arising from and relating to the compensation of Jeffries, (iv) the compensation of Jeffries, including, without limitation, the Employment Agreement, (v) the Company’s Supplemental Executive Retirement Plan, (vi) the Compensation Committee’s retention of compensation experts and advisors, (vii) all meetings of the Compensation Committee between January 1, 2001 and the date of this Stipulation, including, without limitation, those taking place on March 6, 2001, February 25, 2002, November 6, 2002, November 19, 2002, and January 20, 2003, (viii) the decisions of the Compensation Committee in February 2002 with respect to Jeffries’ compensation, and (ix) the recommendation by the Compensation Committee and the adopting by the Board of the Employment Agreement on January 20, 2003; provided, however, that the Settled Claims shall not include the right to enforce the terms of this Stipulation.

     5. If any claims that are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any person in any court prior to Final Approval of the Settlement, the parties to this Action shall join, where possible, in any motion to dismiss or stay such proceedings.

     6. The releases contemplated by this Stipulation extend to claims that any parties granting a release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known might have affected the Releasing Parties’ decision to enter into this release. The Releasing Parties will be deemed to relinquish, to the extent applicable and to the full extent permitted by law, the provisions, rights and benefits of §1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT

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TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     In addition, the Releasing Parties will be deemed to relinquish, to the extent applicable, and to the fullest extent permitted by law, the provisions, rights and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable or equivalent to §1542 of the California Civil Code. The Releasing Parties acknowledge that the Releasing Parties may discover facts in addition to or different from those now known or believed to be true with respect to the Settled Claims, but that it is the intention of the Releasing Parties to hereby completely, fully, finally and forever compromise, settle, release, discharge and extinguish any and all Settled Claims known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The Releasing Parties warrant that the Releasing Parties have read and understand §1542 of the California Civil Code and have had the opportunity to consult with and be advised by counsel regarding its meaning and effect. The Releasing Parties hereby voluntarily waive the provisions, rights and benefits of §1542 of the California Civil Code and the provisions, rights and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable or equivalent to §1542 of the California Civil Code.

SUBMISSION AND APPLICATION TO THE COURT

     7. As soon as practicable after the execution of the Stipulation, the parties hereto shall jointly apply to the Court for an order in the form attached hereto as Exhibit A (the “Scheduling Order”), which shall provide that:

            a. a settlement hearing (the “Settlement Hearing”) be held to

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determine whether the Court should: (i) approve the Settlement pursuant to the Chancery Court Rule 23.1 as fair, reasonable, adequate and in the best interests of Abercrombie’s stockholders; (ii) enter an Order and Final Judgment dismissing the Action with prejudice, each party to bear its or his own costs, and release and enjoin prosecution of any and all Settled Claims; (iii) consider the application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses; and (iv) hear other such matters as the Court may deem necessary and appropriate; and

            b. a copy of the Notice of Hearing and Proposed Settlement of The Abercrombie & Fitch Co. Derivative Litigation (the “Notice”), substantially in the form attached hereto as Exhibit B, shall be sent to all stockholders of record of the Company as of the date of the Scheduling Order, and further provide that the distribution of the Notice substantially in the manner set forth in the Scheduling Order herein constitutes the best notice practicable under the circumstances, meets the requirements of applicable law and due process, is due and sufficient notice of all matters relating to the Settlement and fully satisfies the requirements of due process and of Rule 23.1 of the Chancery Court Rules.

     8. All costs incurred in identifying and notifying the Company’s stockholders of the settlement, including the printing and the copying of the Notice, as set forth in the Scheduling Order, will be paid by the Company, on behalf of and for the benefit of the Individual Defendants.

ORDER AND FINAL JUDGMENT

     9. If the Settlement (including any modification thereto made with the consent of Plaintiffs, the Company and the Individual Defendants as provided for herein) is approved by the Court, the parties to the Settlement shall promptly request that the Court enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C, which among other things:

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            a. approves the Settlement, adjudges the terms thereof to be fair, reasonable, adequate and in the best interests of the Company’s stockholders, and directs consummation of the Settlement in accordance with the terms and conditions of the Stipulation;

            b. determines that the requirements of Rule 23.1 of the Chancery Court Rules and due process have been satisfied in connection with the Notice to the Company’s stockholders;

            c. dismisses the Action with prejudice as to Plaintiffs, the Company, the Company’s stockholders and all of the Individual Defendants, extinguishing, discharging and releasing any and all Settled Claims as against the Company and the Individual Defendants, said dismissal subject only to compliance by the Company and the Individual Defendants with the terms of this Stipulation and any Order of the Court concerning this Stipulation, and permanently enjoining Plaintiffs, the Company’s past or present stockholders, the Company and anyone claiming through or for the benefit of any of them, from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any Settled Claims.

RIGHT TO WITHDRAW FROM THE SETTLEMENT

     10. Plaintiffs, the Company and each of the Individual Defendants shall have the separate option to withdraw from the Settlement in the event that (i) either the Order and Final Judgment referred to above are not entered substantially in the forms specified herein, including such modifications thereto as may be ordered by the Court with the consent of Plaintiffs, the Company and the Individual Defendants, or (ii) the Settlement does not receive Final Approval by the Court, or the Court approves the Settlement but such approval is reversed or vacated or substantially modified on appeal, reconsideration or otherwise.

     11. In the event that the Settlement proposed herein does not receive Final

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Approval by the Court, or the Court approves the Settlement but such approval is reversed or vacated on appeal, reconsideration or otherwise, and such order reversing or vacating the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to such Settlement are not fulfilled, then the Settlement proposed herein shall be of no further force or effect, and this Stipulation and all negotiations, proceedings and statements relating thereto and any amendment thereof shall be null and void and without prejudice to any party hereto, and each party shall be restored to his, her or its respective position as it existed prior to the execution of this Stipulation.

     12. In order to exercise any option a party may have to withdraw from and terminate this Settlement, a party must provide, within five business days of the event giving rise to such option, written notice of such withdrawal and the grounds therefore to all signatories to this Stipulation.

STIPULATION NOT AN ADMISSION

     13. The provisions contained in this Stipulation and all negotiations, statements and proceedings in connection therewith are not, shall not be argued to be, and shall not be deemed, a presumption, a concession or an admission by the Individual Defendants or the Company of any fault, liability or wrongdoing as to any fact or claim alleged or asserted in the Action or any other actions or proceedings and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in these or any other actions or proceedings, whether civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

DENIAL OF LIABILITY

     14. Each Released Person specifically disclaims any liability whatsoever relating to any of the Settled Claims; expressly denies having engaged in, or threatened to engage

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in, any breach of duty, violations of law or wrongful or illegal activity, or having failed to act in any matter required by law or rule, or having violated, or threatened to violate, any law or regulation or duty; expressly denies that any person or entity has suffered any harm or damages as a result of such Released Person’s involvement with the Settled Claims (or the events at issue therein), and such Released Person is making this Settlement (without conceding any infirmity in such Released Person’s defenses against the Settled Claims) solely to avoid the uncertainty, harm, distraction, burden and expense occasioned by litigation. Each Released Person believes such Released Person acted, at all times, in the best interests of the Company and its stockholders. The Court has made no finding that any Released Person has engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect.

GENERAL PROVISIONS

     15. Each of the individuals executing this Stipulation on behalf of one or more of the parties hereto represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of his or her respective client or clients.

     16. This Stipulation may be executed in any number of actual or telecopied counterparts and by each of the different parties thereto on several counterparts, each of which when so executed and delivered shall be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached to such original and shall constitute one and the same instrument.

     17. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Stipulation.

     18. In addition to the actions specifically provided for in this Stipulation, the

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parties will use their reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements, to consummate and make effective this Stipulation. The parties and their attorneys agree to cooperate fully with one another in seeking the Court’s approval of this Stipulation and the Settlement and to use their best efforts to effect the consummation of this Stipulation and the Settlement. Without further order of the Court, the parties may agree to reasonable extensions of time not expressly set by the Court order to carry out any of the provisions of this Stipulation.

     19. Each party represents and warrants that the party, or a responsible officer or partner or other fiduciary thereof, has read this Stipulation and understands the contents hereof, and believes it is a fair resolution of contested claims.

     20. Each party represents and warrants that the party has made such investigation of the facts pertaining to the Settlement provided for in this Stipulation, and of all of the matters pertaining thereto, as the party deems necessary and advisable.

     21. Each term of this Stipulation is contractual and not merely a recital.

     22. This Stipulation may not be amended, changed, waived, discharged or terminated (except as explicitly provided herein), in whole or in part, except by an instrument in writing signed by the party against whom or which enforcement of such amendment, change, waiver, discharge or termination is sought.

     23. This Stipulation and the Settlement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles. Any action relating to this Stipulation or the Settlement will be filed exclusively in the Court. Each party hereto (i) consents to personal jurisdiction in any such action (but in no other action)

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brought in the Court, (ii) consents to service of process by registered mail upon such party and/or such party’s agent, (iii) waives any objection to venue in the Court and any claim that Delaware or the Court is an inconvenient forum, and (iv) waives any right to demand a jury trial as to any such action.

     24. This Stipulation constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements, understandings or representations. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

     25. This Stipulation is and will be binding upon, and inure to the benefit of, the parties and their respective affiliates, agents, executors, heirs, successors and permitted assigns.

     26. The terms and provisions of this Stipulation are intended solely for the benefit of the Released Persons and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights or remedies upon any other person or entity, except any attorneys’ fees and expenses to be paid pursuant to the terms of this Stipulation.

     27. This Stipulation will be deemed to have been mutually prepared by the parties and will not be construed against any of them by reason of authorship. Paragraph titles have been inserted for convenience only and will not be used in determining the terms of this Stipulation.

     28. If any provision of this Stipulation is held to be illegal, invalid, or unenforceable (i) such provision will be fully severable, (ii) this Stipulation will be construed

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and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Stipulation, and (iii) the remaining provisions of this Stipulation will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Stipulation.

FEES AND EXPENSES

     29. Plaintiffs in the Action and their counsel intend to apply to the Court for an award of attorneys’ fees and out of pocket expenses in amount to be set by the Court. Approval by the Court of such fee application shall not be a precondition to the dismissal of the Action in accordance with this Stipulation. Plaintiffs’ counsel and defendants’ counsel may, but are not required to, agree to a fee amount that defendants will not oppose, which would then be filed as an amendment or supplement to this Stipulation.

     30. The Fee Application may be considered separately from the proposed Settlement of the Action. Abercrombie shall pay any fees and expenses awarded by the Court in the Action to Plaintiffs’ counsel in the Action within twenty (20) business days after the date on which the Final Order is deemed to have received Final Approval.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties have executed this Stipulation effective as of April 8, 2005.

/s/ Gary F. Traynor

Of Counsel:	Michael Hanrahan (#941)
Gary F. Traynor (#2131)
Marc A. Topaz	PRICKETT, JONES & ELLIOT, P.A.
Robert B. Weiser	1310 N. King Street
Eric A. Zagar	Wilmington, Delaware 19899
SCHIFFRIN & BARROWAY, LLP	(302) 888-6500
Three Bala Plaza, East, Suite 400	Counsel for Plaintiffs
Bala Cynwyd, Pennsylvania 19004
(610) 667-7706

/s/ J. Travis Laster

Of Counsel:	J. Travis Laster (#3514)
RICHARDS, LAYTON & FINGER P.A.
John L. Hardiman	One Rodney Square
SULLIVAN & CROMWELL LLP	P.O. Box 551
125 Broad Street	Wilmington, Delaware 19899
New York, NY 10004-2498	(302) 651-7700

Counsel for Defendants other than
Michael Jeffries

/s/ Andre G. Bouchard

Of Counsel:	Andre G. Bouchard (#2504)
Barbara Moses	BOUCHARD, MARGULES & FRIEDLANDER, P.A.
MORVILLO, ABRAMOWITZ, GRAND,	222 Delaware Avenue, Suite 1400
IASON & SILBERBERG, P.C.	Wilmington, DE 19801
565 Fifth Avenue	Phone: 302-573-3500
New York, NY 10017	Fax: 302-573-3501

Counsel for Michael Jeffries

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EXHIBIT A

EXHIBIT A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE ABERCROMBIE & FITCH CO.	)
SHAREHOLDER DERIVATIVE	)	Consol. C.A. No. 1077-N
LITIGATION	)

SCHEDULING ORDER

     The parties to the above-captioned consolidated derivative action (the “Action”) having applied pursuant to Court of Chancery Rule 23.1 for an Order to approve the proposed settlement of the Action in accordance with the Stipulation of Settlement entered into by the parties, dated as of April ___, 2005 (the “Stipulation”), and for the dismissal of the Action with prejudice upon the terms and conditions set forth in the Stipulation (the “Settlement”), and the Court having read and considered the Stipulation and accompanying documents, and all parties having consented to the entry of this Order,

     NOW, THEREFORE, this ___day of April, 2005, upon application of the parties, IT IS HEREBY ORDERED as follows:

     1. Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

     2. The Court has scheduled a Settlement Hearing which will be held on May ___, 2005 at ___.m, at the New Castle County Courthouse, 500 King Street, Wilmington, Delaware 19801, to:

a.	approve the Settlement (as defined below) pursuant to the Chancery Court Rule 23.1 as fair, reasonable, adequate and in the best interests of Abercrombie’s stockholders;

b.	enter an Order and Final Judgment dismissing the Action with prejudice, each party to bear its or his own costs, and release and enjoin prosecution of any and all Settled Claims;

c.	consider the application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses; and

d.	hear other such matters as the Court may deem necessary and appropriate.

     3. The Court reserves the right to adjourn the Settlement Hearing, including consideration of the application for attorneys’ fees and costs, without further notice other than by announcement at the Settlement Hearing or any adjournment thereof.

     4. The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice to Abercrombie’s stockholders.

     5. At least forty-five (45) days prior to the Settlement Hearing, Abercrombie shall mail to all stockholders of record as of the close of business on the date of this Scheduling Order, by first class mail, postage prepaid, a copy of the Notice of Hearing and Proposed Settlement of The Abercrombie & Fitch Co. Shareholder Derivative Litigation (the “Notice”), substantially in the form attached to the Stipulation as Exhibit B. All record holders of Abercrombie shares who are not also beneficial owners shall forward the Notice to the beneficial owners of those shares. Abercrombie shall use reasonable efforts to give notice to such beneficial owners by (a) making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests additional copies of the Notice for distribution to beneficial owners, or (b) mailing additional copies of the Notice to beneficial owners as reasonably requested by record holders.

     6. The form and method of notice specified herein is the best notice practicable, shall constitute due and sufficient notice of the Settlement Hearing to all persons entitled to receive such notice, and fully satisfies the requirements of due process, Court of Chancery Rule 23.1 and applicable law. Abercrombie shall, prior to the date of the Settlement Hearing directed herein, file proof of mailing of the Notice.

     7. All proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further Order of this Court. Pending final determination of whether the Stipulation should be approved, Plaintiffs, the Company, Plaintiffs’ counsel and all of the Company’s stockholders, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims (as defined in the Stipulation) against any Released Person (as defined in the Stipulation).

     8. If the Settlement provided for in the Stipulation shall be approved by the Court following the Settlement Hearing, a Final Order shall be entered as described in the Stipulation.

     9. If the Stipulation is not approved by the Court, is terminated or shall not become effective for any reason whatever, the Action shall proceed, completely without prejudice to any party as to any matter of law or fact, as if the Stipulation had not been made and had not been submitted to the Court, and neither the Stipulation, any provision contained in the Stipulation, any action undertaken pursuant thereto, nor the negotiation thereof by any party shall be deemed an admission or offered or received in evidence at any proceeding in the Action or any other action or proceeding.

Vice Chancellor

EXHIBIT B

EXHIBIT B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE ABERCROMBIE & FITCH CO.	)
SHAREHOLDER DERIVATIVE	)	Consol. C.A. No. 1077-N
LITIGATION	)

NOTICE OF HEARING AND PROPOSED SETTLEMENT OF THE
ABERCROMBIE & FITCH CO. SHAREHOLDER DERIVATIVE LITIGATION

TO:	ALL RECORD AND BENEFICIAL HOLDERS OF STOCK OF THE ABERCROMBIE & FITCH CO. ON APRIL ___, 2005, INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, PREDECESSORS IN INTEREST, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM (COLLECTIVELY “CURRENT ABERCROMBIE STOCKHOLDERS”).

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF YOU ARE NOT THE BENEFICIAL HOLDER, PLEASE TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL HOLDER.

     1. The purpose of the Notice is to inform you of this consolidated derivative action (the “Action”), which has been brought on behalf of The Abercrombie & Fitch Co. (the “Company” or “Abercrombie”), a proposed settlement of the Action, and a hearing to be held by the Court of Chancery of the State of Delaware (the “Court”). The hearing will be held in the New Castle County Courthouse, 500 N. King Street, Wilmington, Delaware, on May [___,] 2005, at ___:___.m. (the “Settlement Hearing”) to determine whether the Court should: (i) approve the Settlement (as defined below) pursuant to the Chancery Court Rule 23.1 as fair, reasonable, adequate and in the best interests of Abercrombie’s stockholders; (ii) enter an Order and Final Judgment dismissing the Action with prejudice; (iii) consider the application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses; and (iv) hear other such matters as the Court may deem necessary and appropriate.

EXHIBIT B

BACKGROUND OF THE ACTION

     THE DESCRIPTION OF THE ACTION AND THE SETTLEMENT THAT FOLLOWS HAS BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF FINDINGS OF FACT.

     2. On February 8, 2005, Plaintiff John O’Malley filed a stockholder derivative complaint (the “O’Malley Action”) in this Court on behalf of Abercrombie, naming Michael S. Jeffries (“Jeffries”), Seth R. Johnson, John W. Kessler, Archie M. Griffin, Russell M. Gertmenian, Samuel N. Shahid, Jr., John A. Golden, Edward F. Limato, James B. Bachman, and Lauren J. Brisky (collectively, the “Individual Defendants”) as defendants, and Abercrombie as a nominal defendant.

     3. On February 9, 2005, Plaintiff Howard Rosen (collectively, with O’Malley, the “Plaintiffs”) filed a stockholder derivative complaint (the “Rosen Action”) in this Court on behalf of Abercrombie, naming the Individual Defendants as defendants, and Abercrombie as a nominal defendant.

     4. On February 15, 2005, the Court entered an order consolidating the O’Malley Action and the Rosen Action into this action (the “Action”). The complaint in the O’Malley Action (the “Complaint”) was deemed the operative complaint in the Action.

     5. The principal allegations of the Complaint are that the Individual Defendants (i) improperly and in violation of their fiduciary duties approved the payment to Jefferies of excess and unwarranted compensation; (ii) engaged in corporate waste by approving payments to Jefferies in exchange for no consideration or consideration of such little value that no reasonable person would in good faith approve such payments; and/or (iii) breached their duty of disclosure

EXHIBIT B

by failing to adequately disclose the Company’s compensation philosophy or the nature of the compensation being provided to Jefferies. The Complaint also alleges that Jefferies was unjustly enriched by the retention of the aforementioned compensation.

     6. Plaintiffs claim the above-referenced allegations give rise to causes of action against the Individual Defendants for breaches of their fiduciary duties of care, loyalty and good faith, their duty of disclosure, and for waste of corporate assets. The Complaint also claims to give rise to a cause of action for unjust enrichment against Jefferies.

     7. Nominal defendant Abercrombie is a Delaware corporation with its principal executive offices located in New Albany, Ohio. Abercrombie is a leading specialty retailer encompassing four concepts: Abercrombie & Fitch, abercrombie, Hollister Co., and RUEHL. The merchandise is sold in retail stores throughout the United States and through catalogs..

     8. On March 6, 2001, the Compensation Committee approved a compensation package for Jeffries including, among other provisions, increases in base pay and bonus opportunity, transportation perquisites, and a new Supplemental Executive Retirement Plan.

     9. On February 25, 2002, the Compensation Committee approved an increase in Jeffries’ base pay and the issuance to Jeffries of two million options to purchase Company stock scheduled to vest at the rate of 25% per year over a four year period.

     10. On January 20, 2003, on the recommendation of the Compensation Committee, the Board approved an Amended and Restated Employment Agreement for Jeffries (the “Employment Agreement”). Among other things, the Employment Agreement provided for: (i) a twelve million dollar ($12,000,000) “stay” bonus (the “Stay Bonus”) to be paid after termination of Jeffries’ employment so long as Jeffries remained employed in his present capacity until December 31, 2008; (ii) heightened benefits under the Company’s Supplemental

EXHIBIT B

Executive Retirement Plan; and (iii) a “Career Equity Award” vesting on December 31, 2008, so long as Jeffries remained employed through such date, consisting of one million (1,000,000) shares of restricted stock (the “Career Shares”).

     11. The Company and the Individual Defendants have denied, and continue to deny, any liability or wrongdoing with respect to any and all claims alleged in the Action or otherwise. Without conceding any infirmities in their defenses to the claims asserted in the Action, the Company and the Individual Defendants consider it desirable that the Action be dismissed, subject to the terms and conditions herein, because the Settlement will eliminate the substantial burden, expense, inconvenience and distraction of litigation in the Action and will dispel any uncertainty that may exist as a result of the Action.

     12. The Company, Individual Defendants and Plaintiffs have independently considered the terms of this Settlement and believe that settlement of the Action, subject to the terms herein, is desirable and in the best interests of the Company and its stockholders because of, among other things, the substantial expense and the risks of continued litigation in the Actions, and the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

THE SETTLEMENT TERMS

     13. Within forty-five (45) days following Final Approval, Jeffries and the Company shall amend Jeffries’ Employment Agreement to provide as follows:

            (a) The aggregate amount of the Stay Bonus provided under Section 6(b) of the Employment Agreement shall be reduced from twelve million dollars ($12,000,000) to six million dollars ($6,000,000). Jeffries shall receive the entire Stay Bonus pursuant to Section 6(b) if and only if the Company achieves cumulative growth in earnings per share (“EPS”) from February 1, 2005 through January 31, 2009 (the “Performance Period”) of 13.5% (the “Earnings

EXHIBIT B

Target”), which equates to $12.70 over the entire Performance Period. Jeffries shall receive 50% of the Stay Bonus pursuant to Section 6(b) if and only if the Company achieves cumulative growth in EPS of at least 10.5% (the “Earnings Threshold Target”), which equates to $11.83 over the entire Performance Period. Achievement of cumulative growth in EPS between the Earnings Threshold Target and the Earnings Target over the Performance Period will entitle Jeffries to a payment based on the following formula: $3 million + ((Actual Cumulative EPS over the Performance Period — Earnings Threshold Target) / (Earnings Target — Earnings Threshold Target) X $3 million). If the Company does not achieve the Earnings Threshold Target over the Performance Period, then Jeffries shall not receive any portion of the Stay Bonus, except pursuant to section 10 of the Employment Agreement, as amended in the manner set forth below. In determining whether the Company meets the Earnings Target and/or the Earnings Threshold Target, the following considerations shall apply: (i) appropriate adjustments shall be made to account for any increases or decreases in the number of outstanding shares during the Performance Period; (ii) the Company’s EPS during the Performance Period shall be calculated without including the effects of any one-time or extraordinary charges; and (iii) appropriate adjustments shall be made to account for the effects of FAS 123(R); on EPS. Sections 10(a)(ii), 10(c)(vi), 10(d)(v) and 10(e)(v) of the Employment Agreement shall be amended to reduce the amount of the Stay Bonus payable thereunder to six million dollars ($6,000,000). Section 10(b)(vii) of the Employment Agreement shall be amended to provide that the amount of the Stay Bonus payable thereunder shall be six million dollars ($6,000,000) multiplied by the fraction obtained by dividing (1) the number of months of service completed by Jeffries from January 1, 2005 through the termination of employment by (2) 48; provided, however, that if Jeffries’ employment is terminated without Cause (as that term is used in the

EXHIBIT B

Employment Agreement) pursuant to Section 10(b)(vii) after December 31, 2006, he shall be entitled, in the alternative and at his option, to that portion of the full Stay Bonus that he would receive if he had remained employed through December 31, 2008 and if the Company’s cumulative EPS growth at the end of the Performance Period bore the same relationship to the Earnings Target at the end of the Performance Period as the relationship between its cumulative EPS growth and the Earnings Target as of the end of the completed fiscal quarter closest to the termination date. Sections 10(b)(vii) and 10(d)(v) of the Employment Agreement shall be amended to provide that the Stay Bonus shall be payable on March 31 immediately following the date on which Jeffries’ employment terminates or as soon as administratively practicable thereafter, but not later than March 31, 2009.

            (b) Notwithstanding Section 5 of the Employment Agreement, Jeffries shall not receive any award of Company stock options during calendar years 2005 and 2006, and beginning in calendar year 2007, Jeffries shall be entitled to receive stock options only in the discretion of the Compensation Committee.

            (c) Jeffries shall hold the Career Shares awarded under Section 4(b) of the Employment Agreement and shall not sell, pledge, hypothecate, or otherwise dispose of the Career Shares until the trading day on the New York Stock Exchange that next follows the one year anniversary of the date on which he ceases to be an executive officer of the Company (the “Career Shares Holding Period”).

            (d) Jeffries shall hold one half of the Profit Shares received from the first one million (1,000,000) stock options exercised following the execution of this Stipulation and shall not sell, pledge, hypothecate, or otherwise dispose of the Profit Shares until the expiration of the Career Shares Holding Period. For purposes of this provision, “Profit Shares” shall mean the

EXHIBIT B

number of shares determined by dividing (A) the excess of (i) the aggregate market value of the shares acquired upon such exercise over (ii) the aggregate purchase price of the shares plus applicable tax withholding by (B) the market value of one share on the date of exercise.

     14. The Special Committee shall recommend to the full Board of Directors that the Company take the following actions, and the Company shall use its best efforts to take each of the following actions, subject to the exercise by the members of the Board of Directors of their fiduciary duties as directors:

          (a) Not later than the one year anniversary of Final Approval, the Company shall have conducted a full review of the Company’s corporate governance practices and procedures, which shall include but may not be limited to a review of the committee structure used by the Board of Directors, the composition of the committees, the responsibilities and authority of the committees, and the use of outside advisors.

          (b) Not later than the one year anniversary of Final Approval, at least a majority of the members of the Compensation Committee shall be directors who (i) have no business or professional relationships relating to the Company that would require disclosure under Section 404 of Regulation SK and (ii) were not members of the Compensation Committee at the time of the events giving rise to the Action.

          (c) Not later than the one year anniversary of Final Approval, the Compensation Committee shall have retained independent counsel and an independent compensation expert.

          (d) Not later than the one year anniversary of Final Approval, the Company shall have adopted FAS 123® providing for the expensing of stock option compensation.

EXHIBIT B

          (e) At least one current director who does not meet the New York Stock Exchange standards for director independence shall not be nominated for re-election in connection with the Company’s 2005 annual meeting.

          (f) For a period of not less than five years, the Company shall not nominate for election to the Board or fill any vacancy on the Board with an individual who does not meet the New York Stock Exchange standards for director independence, provided, however, that this provision shall not prohibit the nomination for election to the Board of any member of the Board at the time of Final Approval and the Board may, notwithstanding the requirements of this provision, nominate no more than three people for election to the Board who are Company employees, officers, or members of Company management.

          (g) The Company shall conduct a review of the disclosures regarding executive compensation to appear in the Company’s proxy statement for its 2005 Annual Meeting. Plaintiffs’ counsel shall be provided with an opportunity to review and comment on a draft of the disclosures.

     15. Upon Final Approval and compliance with the terms described herein, and subject to the contingencies contained herein, the Company, the Individual Defendants and each of the other Released Persons shall be deemed to be released and forever discharged from all of the Settled Claims.

     16. If any claims that are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any person in any court prior to Final Approval of the Settlement, the parties to the Action shall join, where possible, in any motion to dismiss or stay such proceedings.

DISMISSAL AND RELEASE

EXHIBIT B

     17. It is the intent of the parties to the Action that the proposed Settlement, if the Court approves it, shall extinguish for all time completely, fully, finally and forever compromise, settle, release, discharge, extinguish and dismiss with prejudice, upon and subject to the terms and conditions set forth herein, all rights, claims and causes of action that are or relate to the Settled Claims against the Company and any of the Released Persons and that the Company and the Individual Defendants and each of the other Released Persons shall be deemed to be released and forever discharged from all of the Settled Claims. For purposes of the Settlement,

          (a) “Final Approval” means the point at which the Order and Final Judgment approving the Settlement becomes final and unappealable, whether by exhaustion of any possible appeal, lapse of time, writ of certiorari or otherwise;

          (b) “Released Persons” means (i) the Company and its parent entities, predecessors, associates, general or limited partnerships, limited liability companies, affiliates, past and present subsidiaries, and each and all of their respective past, present or future officers, members, directors, stockholders, agents, representatives, employees, attorneys, financial or investment advisors, advisors, consultants, auditors, accountants, investment bankers, commercial bankers, trustees, engineers, agents, insurers, co-insurers and reinsurers; and (ii) the Individual Defendants and their respective heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, agents, representatives, employees, attorneys, advisors, consultants, agents, estates, and administrators; in each instance, whether or not they were named, served with process or appeared in the Action; and

          (c) “Settled Claims” means all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute,

EXHIBIT B

suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of Plaintiffs, derivatively by any other past or present stockholder of the Company or the Company, or by their or its predecessors, successors or assigns (or any person claiming by, through, in the right of or on behalf of them or the Company by subrogation, assignment or otherwise), whether legal, equitable or any other type, which have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, practices, conduct, transactions, matters, acts, occurrences, statements, representations, misrepresentations or omissions, or any fees, expenses or costs incurred in prosecuting, defending or settling the Action, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, the Action or the subject matter of the Action, and including, without limitation, any claims in any way related to (i) the Settlement and Stipulation, (ii) the fiduciary obligations of the Individual Defendants or Released Persons relating to or in connection with the allegations made in the Complaint, (iii) any disclosures or alleged misrepresentations or omissions that were made or allegedly not made by any of the Released Persons regarding the subject matter of the Action, the Settlement or any other matters described or alleged in the Complaint or this Stipulation, including, without limitation, all disclosure requirements arising from and relating to the compensation of Jefferies, (iv) the compensation of Jefferies, including, without limitation, the Employment Agreement, (v) the Company’s Supplemental Executive Retirement Plan, (vi) the Compensation Committee’s

EXHIBIT B

retention of counsel, compensation experts, and advisors, (vii) all meetings of the Compensation Committee between January 1, 2001 and the date of this Stipulation, including, without limitation, those taking place on March 6, 2001, February 25, 2002, November 6, 2002, November 19, 2002, and January 20, 2003, (viii) the decisions of the Compensation Committee in February 2002 with respect to Jefferies’ compensation, and (ix) the recommendation by the Compensation Committee and the adopting by the Board of the Employment Agreement on January 20, 2003; provided, however, that the Settled Claims shall not include the right to enforce the terms of this Stipulation.

INJUNCTION

     18. The Court has ordered that pending final determination of whether the Settlement should be approved, the parties to the Action are enjoined and barred from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action or proceeding asserting any Settled Claims against any Released Person.

PROCEDURES

     19. The effective date of the Settlement shall be the date on which the Order of the Court approving the Settlement of the Action becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise. If the Court does not approve the Stipulation, or the Settlement is terminated or does not become effective for any reason whatsoever, the Action shall proceed, completely without prejudice to any party as to any matter of law or of fact (including the appropriateness of any certification of the class), as if the Stipulation had not been made and had not been submitted to the Court, and the Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Action, and neither the Stipulation, nor its contents,

EXHIBIT B

nor any action undertaken pursuant thereto shall be admissible in evidence or shall be referred to for any purpose in the Action or in any other litigation or proceeding.

     20. If the Court approves the Settlement, the Action and the Settled Claims will be dismissed on the merits with respect to all Defendants and with prejudice against the Company, Plaintiffs and all of the Company’s stockholders. Such release and dismissal will bar Plaintiffs, Abercrombie’s shareholders, the Company and anyone claiming through or for the benefit of any of them, from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any Settled Claims.

RELEASE OF UNKNOWN CLAIMS

     21. The releases contemplated in the Settlement and the Stipulation extend to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known might have affected the Releasing Parties’ decision to enter into the release; the Releasing Parties shall be deemed to relinquish, to the extent applicable and to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code; and the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

ATTORNEYS’ FEES

     22. Plaintiffs in the Action and their counsel intend to apply to the Court for an award of attorneys’ fees and out of pocket expenses in amount to be set by the Court. Approval by the Court of such fee application shall not be a precondition to the dismissal of the Action in accordance with the Stipulation. Plaintiffs’ counsel and defendants’ counsel may, but are not

EXHIBIT B

required to, agree to a fee amount that defendants will not oppose, which would then be filed as an amendment or supplement to the Stipulation.

     23. The Fee Application may be considered separately from the proposed Settlement of the Action. Abercrombie shall pay any fees and expenses awarded by the Court in the Action to Plaintiffs’ counsel in the Action within twenty (20) business days after the date on which the Final Order is deemed to have received Final Approval.

THE SETTLEMENT HEARING

     24. The Court has scheduled a Settlement Hearing which will be held on May             , 2005 at                                  _.m, at the New Castle County Courthouse, 500 King Street, Wilmington, Delaware 19801, to:

i.	approve the Settlement pursuant to the Chancery Court Rule 23.1 as fair, reasonable, adequate and in the best interests of Abercrombie’s stockholders;

ii.	enter an Order and Final Judgment dismissing the Action with prejudice, each party to bear its or his own costs, and release and enjoin prosecution of any and all Settled Claims;

iii.	consider the application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses; and

iv.	hear other such matters as the Court may deem necessary and appropriate.

     25. The Court reserves the right to adjourn the Settlement Hearing, including consideration of the application for attorneys’ fees and costs, without further notice other than by announcement at the Settlement Hearing or any adjournment thereof.

EXHIBIT B

     26. The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice to Abercrombie’s stockholders.

YOUR RIGHT TO BE HEARD AT THE SETTLEMENT HEARING

     27. Any Current Abercrombie Shareholder who wishes to object to the Settlement or any of the terms therein, the dismissal of the Action, the Order and Final Judgment to be entered approving the Settlement, or the Fee Application, or who otherwise wishes to be heard, may appear in person or through counsel at the settlement hearing and present evidence or argument that may be proper and relevant; provided, however, that no person other than counsel for Plaintiffs and Defendants shall be heard, and no papers, briefs, pleadings or other documents by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than ten (10) business days prior to the Settlement Hearing such person files with the Court:

(i)	a written notice of intention to appear;

(ii)	competent evidence that such person held shares of Abercrombie stock as of April , 2005 and that the person continues to hold shares of Abercrombie Common Stock as of the date of the Settlement Hearing; and

(iii)	a statement of such person’s objections to any matters before the Court, the grounds therefor or the reasons for such person’s desiring to appear and be heard, as well as all documents or writings such person desires the Court to consider;

and, on or before the date of such filing, serves the same documents via first class mail or overnight delivery upon all of the following counsel of record:

Michael Hanrahan (#941)
Gary F. Traynor (#2131)
PRICKETT, JONES & ELLIOT, P.A.

EXHIBIT B

1310 N. King Street
Wilmington, Delaware 19899
(302) 888-6500
Counsel for Plaintiffs

J. Travis Laster (#3514)
RICHARDS, LAYTON & FINGER P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700
Counsel for the Company and for Individual
Defendants other than Michael Jeffries

Andre G. Bouchard (#2504)
BOUCHARD, MARGULES & FRIEDLANDER, P.A
222 Delaware Avenue, Suite 1400
Wilmington, DE 19801
Phone: 302-573-3500
Fax: 302-573-3501
Counsel for Michael Jeffries

Such objecting persons must also contemporaneously deliver a copy of all documents described above to the Register in Chancery, New Castle County Courthouse, 500 N. King St., Wilmington, Delaware 19801; and even if such persons do not appear at the Settlement Hearing, the Court will consider their written submissions. Unless the Court otherwise directs, no person shall be entitled to object to the approval of the Settlement, to any Order and Final Judgment entered thereon, to the Fee Application, or to otherwise to be heard, except by serving and filing a written objection and supporting papers and documents as prescribed above. Any persons who fail to object in the manner and within the time prescribed above shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection.

ORDER AND FINAL JUDGMENT OF THE COURT

EXHIBIT B

     28. If the Settlement (including any modification thereto made with the consent of Plaintiffs, the Company and the Individual Defendants as provided for herein) is approved by the Court, the parties to the Settlement shall promptly request that the Court enter an Order and Final Judgment, which among other things:

a.	approves the Settlement, adjudges the terms thereof to be fair, reasonable, adequate and in the best interests of the Company’s stockholders, and directs consummation of the Settlement in accordance with the terms and conditions of the Stipulation;

b.	determines that the requirements of Rule 23.1 of the Chancery Court Rules and due process have been satisfied in connection with Notice to Abercrombie’s stockholders;

c.	dismisses the Action with prejudice as to Plaintiffs, the Company, the Company’s stockholders and all of the Individual Defendants extinguishing, discharging and releasing any and all Settled Claims as against the Company and the Individual Defendants, said dismissal subject only to compliance by the Company and the Individual Defendants with the terms of the Stipulation and any Order of the Court concerning the Stipulation, and permanently enjoining Plaintiffs, Abercrombie’s stockholders, the Company and anyone claiming through or for the benefit of any of them, from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any Settled Claims, either representatively, derivatively or in any other capacity.

SCOPE OF THIS NOTICE AND FURTHER INFORMATION

EXHIBIT B

     29. This Notice does not purport to be a comprehensive description of the Action, the allegations or transactions related thereto, the terms of the Settlement or the Settlement Hearing. For a more detailed statement of the matters involved in this litigation, you may inspect the pleadings, the Stipulation, the Orders entered by the Court of Chancery and other papers filed in the litigation, unless sealed, at the Office of the Register in Chancery in the Court of Chancery of the State of Delaware, New Castle County Courthouse, 500 N. King Street, Wilmington, Delaware 19801, during regular business hours of each business day. DO NOT WRITE OR TELEPHONE THE COURT.

NOTICE TO PERSONS OR ENTITIES HOLDING
RECORD OWNERSHIP ON BEHALF OF OTHERS

     30. Brokerage firms, banks and other persons or entities who are record owners of Abercrombie, but not beneficial owners, are directed to send this Notice promptly to beneficial owners. If additional copies of this Notice are needed for forwarding to beneficial owners, any timely requests for such additional copies or provision of a list of names and mailing addresses of beneficial owners may be directed to: In re Abercrombie & Fitch Co. Stockholder Derivative Action, c/o National City Bank, Shareholder Services Dept., Corporate Trust Operations Dept. 5352, Third Floor North Annex, 4100 West 150th Street, Cleveland, OH 44135, (216) 257-8663 or (800) 622-6757, shareholder.inquiries@nationalcity.com.

Dated: April , 2005	BY ORDER OF THE COURT:

EXHIBIT C

EXHIBIT C

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE ABERCROMBIE & FITCH CO. SHAREHOLDER DERIVATIVE LITIGATION	) ) )	Consol. C.A. No. 1077-N

ORDER AND FINAL JUDGMENT

     A hearing having been held before this Court on May ___, 2005, pursuant to the Court’s Order of April ___, 2005 (the “Scheduling Order”), upon a Stipulation of Settlement, dated as of April ___, 2005 (the “Stipulation”), providing for a settlement of the above-captioned consolidated action (the “Action”), which is incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed Settlement; the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to the Company’s stockholders was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court;

     IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this ___day of May, 2005, that:

     1. Unless otherwise defined herein, all defined terms shall have the meaning set forth in the Stipulation.

     2. The Notice of Hearing and Proposed Settlement of The Abercrombie & Fitch Co. Shareholder Derivative Litigation (the “Notice”) has been given to Abercrombie’s stockholders, pursuant to and in the manner directed by the Scheduling Order, proof of mailing of the Notice was filed with the Court, and full opportunity to be heard has been offered to all parties and persons in interest. The form and manner of the Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Delaware Court of Chancery Rule 23.1 and due process, and it is further determined that the Company, Plaintiffs and all of Abercrombie’s stockholders are bound by this Order and Final Judgment.

     3. The Stipulation, the Settlement and all transactions preparatory or incidental thereto are found to be fair and in the best interests of the Company’s stockholders and are hereby approved pursuant to Court of Chancery Rule 23.1. The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment.

     4. This Order and Final Judgment shall not constitute any evidence of or admission by any party herein that any acts of wrongdoing have been committed by any of the parties to the Action and shall not be deemed to create any inference that there is any liability therefor.

     5. The Action is hereby dismissed with prejudice as to the Individual Defendants and against Plaintiffs, the Company and all of the Company’s shareholders on the merits and, except as provided in the Stipulation, without costs.

     6. All claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of Plaintiffs, derivatively by any other past or present stockholder of the Company or the Company, or by their or its predecessors, successors or assigns (or any person claiming by, through, in the right of or on behalf of them or the Company by subrogation, assignment or otherwise), as against any of (i) the Company and its parent entities, predecessors, associates, general or limited partnerships, limited liability companies, affiliates or subsidiaries, past and present, and each and all of their respective past, present or future officers, members, directors, stockholders, agents, representatives, employees, attorneys, financial or investment advisors, advisors, consultants, auditors, accountants, investment bankers, commercial bankers, trustees, engineers, agents, insurers, co-insurers and reinsurers; and (ii) the Individual Defendants and their respective heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, representatives, employees, attorneys, advisors, consultants, agents, estates, and administrators (collectively, the “Released Persons”), whether or not any such Released Persons were named, served with process or appeared in the Action; whether legal, equitable or any other type, which have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, practices, conduct, transactions, matters, acts, occurrences, statements, representations, misrepresentations or omissions, or any fees, expenses or costs incurred in prosecuting, defending or settling the Action, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, the Action or the subject matter of the Action, and including, without limitation, any claims in any way related to (i) the Settlement and this Stipulation, (ii) the fiduciary obligations of the Individual Defendants or Released Persons in connection with the allegations made in the Complaint, (iii) any disclosures or alleged misrepresentations or omissions that were made or allegedly not made by any of the Released Persons regarding the subject matter of the Action, the Settlement or any other matters described or alleged in the Complaint or this Stipulation, including, without limitation, all disclosure requirements arising from and relating to the compensation of Michael S. Jeffries (“Jeffries”), (iv) the compensation of Jeffries, including, without limitation, the Employment Agreement, (v) the Company’s Supplemental Executive Retirement Plan, (vi) the Compensation Committee’s retention of compensation experts and advisors, (vii) all meetings of the Compensation Committee between January 1, 2001 and the date of this Stipulation, including, without limitation, those taking place on March 6, 2001, February 25, 2002, November 6, 2002, November 19, 2002, and January 20, 2003, (viii) the decisions of the Compensation Committee in February 2002 with respect to Jeffries’ compensation, and (ix) the recommendation by the Compensation Committee and the adopting by the Board of the Employment Agreement on January 20, 2003 (collectively, the “Settled Claims”) are hereby completely, fully, finally and forever compromised, settled, released, discharged, extinguished and dismissed with prejudice; provided, however, that the Settled Claims shall not include the right to enforce the terms of the Stipulation.

     7. The release set forth herein extends to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release; the Releasing Parties shall be deemed to relinquish, to the extent applicable and to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code; and the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

     8. Plaintiffs, Abercrombie’s past and present stockholders, the Company and anyone claiming through or for the benefit of any of them, are hereby permanently enjoined from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting derivatively any Settled Claims.

     9. Plaintiffs in the Action and their counsel are awarded attorneys’ fees and reimbursement of reasonable expenses incurred in connection with the Action in the total amount of $                                        , which sum the Court finds to be fair and reasonable, and which shall be paid by the Company on behalf of and for the benefit of the other defendants in the Action within twenty (20) business days after the Order and Final Judgment becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise.

     10. The effectiveness of this Order and Final Judgment and the obligations of Plaintiffs, the Company and the Individual Defendants under the Settlement shall not be conditioned upon or subject to the resolution of any appeal from this Order and Final Judgment that relates solely to the issue of Plaintiffs’ counsel’s application for an award of attorneys’ fees and expenses.

     11. Without affecting the finality of this Order and Final Judgment in any way, this Court reserves jurisdiction over all matters relating to the administration and consummation of the Settlement.

Chancellor